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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-74640

PROSPECTUS SUPPLEMENT
(To Prospectus Dated December 14, 2001)

$600,000,000

Tenet Healthcare Corporation

6 1/2% Senior Notes due 2012

        The notes will bear interest at the rate of 6 1/2% per year. Interest on the notes is payable on June 1 and December 1 of each year, beginning on June 1, 2002.

        The notes will mature on June 1, 2012. We may redeem some or all of the notes at the times and at the redemption prices described under the caption "Description of Notes—Optional Redemption."

        The notes will be unsecured senior obligations of our Company and will rank equally with all of our other unsecured senior indebtedness.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Senior Note	Total
Public Offering Price	99.175%	$595,050,000
Underwriting Discount	.650%	$3,900,000
Proceeds to Tenet Healthcare Corporation (before expenses)	98.525%	$591,150,000

        Interest on the notes will accrue from March 7, 2002 to the date of delivery.

        The underwriters expect to deliver the notes to purchasers on or about March 7, 2002.

Joint Book-Running Managers		Joint Lead Manager
Credit Suisse First Boston	Salomon Smith Barney	Banc of America Securities LLC

Fleet Securities, Inc.
JPMorgan
Merrill Lynch & Co.
Mizuho International plc
Morgan Stanley
PNC Capital Markets, Inc.
Scotia Capital
SunTrust Robinson Humphrey
UBS Warburg
Wachovia Securities

March 4, 2002

        You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

TABLE OF CONTENTS

Prospectus Supplement

USE OF PROCEEDS

        The net proceeds to us from the sale of the notes are estimated to be approximately $591 million after deducting an estimated $4.1 million in discounts, including underwriting discounts, and estimated expenses. We intend to use the net proceeds from the offering to repurchase our 8 1/8% senior subordinated notes due 2008 and for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

        Our consolidated ratios of earnings to fixed charges for the six-month periods ended November 30, 2001 and November 30, 2000 and for each of the fiscal years in the five-year period ended May 31, 2001 are as follows:

	Six Months Ended November 30,		Year Ended May 31,
	2001	2000	2001	2000	1999	1998	1997
Ratio of earnings to fixed charges(1)	4.2	2.9	3.1	2.0	1.8	2.1	1.0

(1)
The ratio of earnings to fixed charges is calculated by dividing income from continuing operations before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense, including amortization of deferred financing costs, and that portion of rental expense deemed to be representative of the interest component of rental expense.

DESCRIPTION OF NOTES

General

        The notes will be issued pursuant to an indenture, dated as of November 6, 2001, as supplemented on March 7, 2002, between us and The Bank of New York, as trustee, which is more fully described in the accompanying prospectus. As used in this "Description of Notes," the terms "we," "our," and "us" refer to Tenet Healthcare Corporation and not to any of our subsidiaries.

        We will issue the notes as unsecured senior obligations in an initial aggregate principal amount of $600,000,000. The notes will mature on June 1, 2012.

        Interest on the notes will accrue at the rate of 6 1/2% per annum. Interest on the notes will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 2002, to holders of record on the immediately preceding May 15 and November 15. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance.

        Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the notes will be payable at our office or agency maintained for such purpose within the City and State of New York or, at our option, payment of interest may be made by check mailed to the holders of the notes at their respective addresses set forth in the register of holders of notes; provided that all payments with respect to notes as to which the holders have given wire transfer instructions to the paying agent on or prior to the relevant record date will be required to be made by wire transfer of immediately available funds to the accounts specified by such holders. Until otherwise designated by us, our office or agency in New York will be the office of the trustee maintained for such purpose.

        The indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder. We are permitted under the terms of the indenture to, and may in the future, issue other debt securities under the indenture constituting one or more separate series. The notes will be our general unsecured obligations, equal in right of payment with all our existing and future unsubordinated indebtedness.

        The notes will be issued in fully registered form, in denominations of $1,000 and integral multiples thereof, registered in the name of Cede & Co., a nominee of the Depository Trust Company, or DTC. See "—Global Notes" below. The paying agent, registrar and transfer agent for the notes will be the corporate trust department of the trustee in New York, New York. Payment of principal will be made at maturity in immediately payable funds against surrender to the trustee.

        We may from time to time, without giving notice to or seeking the consent of the holders of the notes, issue notes having the same ranking and the same interest rate, maturity and other terms as the notes. Any additional notes having such similar terms, together with the notes offered hereby, will constitute a single series of notes under the indenture.

        The notes will be subject to the defeasance and the covenant defeasance provisions described in the accompanying prospectus under the caption "Description of Securities We May Offer—Defeasance and Covenant Defeasance".

Optional Redemption

        The notes will be redeemable, in whole or in part, at any time, at our option, at a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes being redeemed, or

  •
  the sum of the present values of the remaining scheduled payments of principal and interest thereon, excluding accrued and unpaid interest to the date of redemption, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Adjusted Treasury Rate, plus 30 basis points, plus, in either of the above cases, accrued and unpaid interest thereon to, but not including, the redemption date. The notes will not be subject to any mandatory sinking fund.

        "Adjusted Treasury Rate" means, with respect to any redemption date:

  •
  the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounded to the nearest month); or

  •
  if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third business day preceding the redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those notes ("Remaining Life").

        "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

        "Reference Treasury Dealer" means:

  •
  each of Credit Suisse First Boston Corporation, Salomon Smith Barney Inc. and Banc of America Securities LLC and their respective successors; provided that, if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer; and

  •
  any other Primary Treasury Dealer selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        If less than all of the notes are to be redeemed at any time, selection of notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the notes to be redeemed are then listed, or, if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate; provided that notes with a principal amount of $1,000 will not be redeemed in part.

        We will mail a notice of redemption at least 30 but not more than 60 days before the redemption date to each holder of the notes to be redeemed. If any notes are to be redeemed in part only, the notice of redemption that relates to such notes will state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note.

        Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Limitations on Us and Our Subsidiaries

Limitations on Liens

        The indenture provides that, except as described under "—Exception to Limitations" below, neither we nor any of our subsidiaries will issue, incur, create, assume or guarantee any debt secured by liens, mortgages, pledges, charges, security interests or other encumbrances upon any principal property (which means each of our hospitals that has a book value in excess of 5% of our consolidated net tangible assets), unless the notes will be secured equally and ratably with, or prior to, such debt. This restriction will not apply to:

  •
  liens securing the purchase price or cost of construction of property or additions, substantial repairs, alterations or improvements, if the debt and the liens are incurred within 12 months of the acquisition, the completion of construction and full operation or the completion of such additions, repairs, alterations or improvements;

  •
  liens existing on property at the time of its acquisition by us or our subsidiaries or on the property of an entity at the time of the acquisition of such entity by us or our subsidiaries, provided that the liens were in existence prior to the closing of, and not incurred in contemplation of, such acquisition and, in the case of the acquisition of an entity, the liens do not extend to any assets other than those of the entity acquired;

  •
  liens in favor of us or a consolidated subsidiary;

  •
  liens existing on the date of the indenture;

  •
  certain liens to governmental entities;

  •
  liens incurred within 90 days (or any longer period, not in excess of one year, as permitted by law), after acquisition of the related property arising solely in connection with the transfer of tax benefits in accordance with Section 168(f)(8) of the Internal Revenue Code;

  •
  any substitution or replacement of any lien referred to above, provided that the property encumbered by any substitute or replacement lien is substantially similar in nature to and no greater in value than the property encumbered by the lien that is being replaced; and

  •
  any extension, renewal or replacement of any lien referred to above, provided the amount secured is not increased and it relates to the same property.

Limitations on Sale and Lease-Back Transactions

        The indenture provides that, except as described under "—Exception to Limitations" below, neither we nor any of our subsidiaries will enter into any sale and lease-back transaction with respect to any principal property with another person, other than us or one of our consolidated subsidiaries, unless:

  •
  we or any of our subsidiaries could incur debt secured by a lien on the property to be leased without securing the notes;

  •
  the lease is for three years or less; or

  •
  within 120 days, we apply the greater of the net proceeds of the sale of the leased property or the fair value of the leased property to the acquisition, construction, addition, repair, alteration or improvement of a principal property or the voluntary retirement of our long-term debt.

Exception to Limitations

        Notwithstanding the two covenants described above, we and any of our subsidiaries may issue, incur, create, assume or guarantee debt secured by liens or enter into any sale and lease-back transaction that would otherwise be subject to the restrictions on liens and sale and lease-back transactions described above, provided that (i) the aggregate amount of all our debt subject to the restriction on liens described above plus (ii) the aggregate attributable debt in respect of sale and lease-back transactions that is subject to the restriction on sale and lease-back transactions above, does not exceed 15% of our consolidated net tangible assets.

Global Notes

        The notes will each be issued in the form of one or more registered notes in book-entry form, referred to as global notes. The notes will be represented by global notes in fully registered form without coupons. Each such global note will be registered in the name of a nominee of DTC, as depositary, and will be deposited with DTC or a nominee thereof or custodian therefor. Interest in each such global note will not be exchangeable for certificated notes in definitive, fully registered form, except in the limited circumstances described below. We will be entitled, along with the trustee and any other agent, to treat DTC or its nominee, as the case may be, as the sole owner and holder of the global notes for all purposes.

        So long as DTC or its nominee or a common depositary is the registered holder of a global note, DTC or such nominee or common depositary, as the case may be, will be considered the sole owner and holder of such global note, and of the notes represented thereby, for all purposes under the indenture and the notes and the beneficial owners of notes will be entitled only to those rights and benefits afforded to them in accordance with DTC's regular operating procedures. Upon specified written instructions of a DTC participant, DTC will have its nominee assist its participants in the exercise of certain holders' rights, such as a demand for acceleration or an instruction to the trustee. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by a global note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the registered holders thereof under the indenture.

        Ownership of beneficial interests in a global note will be limited to DTC participants or persons who hold interests through DTC participants. Upon the issuance of a global note, DTC or its custodian will credit on its internal system the respective principal amount of the individual beneficial interest represented by such global note to the accounts of its participants. Such accounts initially will be designated by or on behalf of the underwriters. Ownership of beneficial interests in a global note will be shown on, and the transfer of those ownership interests will be effected through, records maintained by DTC or its nominee (with respect to interests of participants) or by any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a global note may be subject to various policies and procedures adopted by DTC from time to time. Neither we, the trustee or any of their agents will have any responsibility or liability for any aspect of DTC's or any DTC participant's records relating to, or for payments made on account of, beneficial interest in any global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act of 1934, as amended. DTC holds certificates that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for the physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Interests in a global note will be exchanged for notes in certificated form if:

  •
  DTC notifies us that it is unwilling or unable to continue as a depositary for such global note or has ceased to be qualified to act as such or if at any time such depositary ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days;

  •
  an event of default under the indenture with respect to the notes has occurred and is continuing; or

  •
  we, in our sole discretion, determine at any time that the notes will no longer be represented by a global note.

        Upon the occurrence of such an event, owners of beneficial interests in such global note will receive physical delivery of notes in certificated form. All certificated notes issued in exchange for an interest in a global note or any portion thereof will be registered in such names as DTC directs. Such notes will be issued in minimum denominations of $1,000 and integral multiples thereof and will be in registered form only, without coupons.

        No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those under the indenture and the notes.

        Investors may hold their interest in a global note directly through DTC if they are participants or indirectly through organizations that are DTC participants. Accordingly, although owners who hold notes through DTC participants will not possess notes in definitive form, the participants provide a mechanism by which holders of notes will receive payments and will be able to transfer their interests.

        Settlement for the notes will be made by the underwriters in immediately available funds. We will make all payments of principal and interest on the notes in immediately available funds so long as the notes are maintained in the form of global notes.

UNDERWRITING

        Credit Suisse First Boston Corporation and Salomon Smith Barney Inc. are acting as joint bookrunning managers of the offering, and, together with Banc of America Securities LLC, are acting as representatives of the underwriters named below.

        Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter's name.

Underwriter	Principal Amount of notes
Credit Suisse First Boston Corporation	$180,000,000
Salomon Smith Barney Inc.	180,000,000
Banc of America Securities LLC	120,000,000
First Union Securities, Inc.	12,000,000
Fleet Securities, Inc.	12,000,000
J.P. Morgan Securities Inc.	12,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	12,000,000
Mizuho International plc	12,000,000
Morgan Stanley & Co. Incorporated	12,000,000
PNC Capital Markets, Inc.	12,000,000
Scotia Capital (USA) Inc.	12,000,000
SunTrust Capital Markets, Inc.	12,000,000
UBS Warburg LLC	12,000,000

Total	$600,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

        The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed .40% of the principal amount of the notes. The underwriters may allow, and dealers may reallow a concession not to exceed .25% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by Tenet Healthcare
Per note	.65%

        We estimate that our portion of the total expenses of this offering will be $200,000, exclusive of underwriting discounts and commissions.

        Wachovia Corporation conducts its investment banking, institutional and capital markets businesses through its various bank, broker-dealer and nonbank subsidiaries (including the underwriter listed above, First Union Securities, Inc.) under the trade name of Wachovia Securities. Any references to Wachovia Securities in this prospectus supplement, however, do not include Wachovia Securities, Inc., member NASD/SPIC and a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of the underwriter listed above which may or may not be participating as a selling dealer in the distribution of the notes.

        In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of notes in excess of the principal amount of notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        The underwriters and certain of their affiliates have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters and such affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business, including transactions relating to our debt securities. In addition, affiliates of most of the underwriters are lenders under our credit facility.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make because of any of those liabilities.

VALIDITY OF THE NOTES

        Certain legal matters will be passed upon for us by Christi R. Sulzbach, Esq., our Executive Vice President and General Counsel, and the validity of the notes have been passed upon for us by Sullivan & Cromwell, Los Angeles, California. The validity of the notes will be passed upon for the underwriters by O'Melveny & Myers LLP, Los Angeles, California. With respect to certain matters governed by Nevada law, Ms. Sulzbach, Sullivan & Cromwell and O'Melveny & Myers LLP will rely or have relied on the opinion of Woodburn and Wedge, Reno, Nevada. As of March 1, 2002, Ms. Sulzbach owned 6,936 shares of our common stock and had outstanding options to purchase 330,001 shares of our common stock pursuant to our benefit plans.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

        The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the notes are made. Any resale of the notes in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

        By purchasing the notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

  •
  the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

  •
  where required by law, that the purchaser is purchasing as principal and not as agent, and

  •
  the purchaser has reviewed the text above under "—Resale Restrictions."

Rights of Action—Ontario Purchasers Only

        Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus supplement during the period of distribution will have a statutory right of action for damages, or while still the owner of the notes, for rescission against us in the event that this prospectus supplement contains a misrepresentation. A purchaser will be deemed to have relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the notes. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the notes. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us. In no case will the amount recoverable in any action exceed the price at which the notes were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we will have no liability. In the case of an action for damages, we will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the notes as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

        All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

        Canadian purchasers of the notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

Relationship with Affiliates of Certain Underwriters

        We are in compliance with the terms of the indebtedness owed by us to affiliates of the underwriters. The decision of the underwriters to distribute our notes was not influenced by their respective affiliates that are our lenders and those affiliates had no involvement in determining whether or when to distribute our notes under this offering or the terms of this offering. The underwriters will not receive any benefit from this offering other than the underwriting discounts and commissions paid by us.

PROSPECTUS

$2,000,000,000

Tenet Healthcare Corporation

Debt Securities

        We may offer to sell debt securities from time to time. The total amount of these securities will have an initial aggregate offering price of up to $2,000,000,000; however, we may increase this amount in the future.

        We may offer and sell these securities to or through one or more underwriters, dealers and/or agents on a continuous or delayed basis.

        This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

December 14, 2001

AVAILABLE INFORMATION

        We file annual, quarterly and special reports, as well as other information, with the Securities and Exchange Commission, or SEC. Our SEC filings are available to the public over the Internet at the SEC's web site: http://www.sec.gov. The documents we file with the SEC also may be read and copied at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Reports and other information concerning us also may be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005, and the Pacific Stock Exchange at 618 South Spring Street, Los Angeles, California 90014 and 301 Pine Street, San Francisco, California 94104.

        We have filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, please be aware that such reference is not necessarily complete and that you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference rooms mentioned above, as well as through the SEC's Internet site.

INCORPORATION BY REFERENCE

        The following documents filed with the SEC are incorporated by reference into this prospectus:

    1.
    our Annual Report on Form 10-K for the fiscal year ended May 31, 2001;

    2.
    our Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2001; and

    3.
    our Current Reports on Form 8-K dated August 29, 2001, October 12, 2001, October 26, 2001, October 31, 2001 and November 6, 2001.

        All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, subsequent to the date of this prospectus and prior to the termination of the offering of the securities will be deemed to be incorporated by reference into this prospectus from the date of filing of such documents. Any statement contained herein or incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus, except as so modified or superseded.

        We will provide without charge to each person to whom this prospectus is delivered, upon oral or written request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests should be directed to us at the following address or number:

    Tenet Healthcare Corporation
    Attention:    Richard B. Silver, Corporate Secretary
    3820 State Street
    Santa Barbara, California 93105
    (805) 563-7000

i

TENET HEALTHCARE CORPORATION

        We are the second largest investor-owned health care services company in the United States. At October 15, 2001, our subsidiaries and affiliates owned or operated 113 general hospitals with 28,053 licensed beds and related health care facilities serving urban and rural communities in 17 states. Our general hospitals offer a wide array of medical services and serve as hubs for integrated health care delivery systems. The systems are designed to provide quality medical care throughout a community or area and may include a variety of types of ancillary services. Among the areas in which we operate fully integrated health care delivery systems are Southern California, South Florida, the greater New Orleans area, Philadelphia and St. Louis.

        Our principal executive offices are located at 3820 State Street, Santa Barbara, California 93105, and our telephone number is (805) 563-7000. We and our subsidiaries employ approximately 110,000 people nationwide. We provide central support services to our hospitals from a Dallas-based operations center.

RATIO OF EARNINGS TO FIXED CHARGES

        Our consolidated ratios of earnings to fixed charges for the three-month periods ended August 31, 2001 and August 31, 2000 and for each of the fiscal years in the five-year period ended May 31, 2001 are as follows:

	Three Months Ended August 31,		Year Ended May 31,
	2001	2000	2001	2000	1999	1998	1997
Ratio of earnings to fixed charges(1)	4.2	2.8	3.1	2.0	1.8	2.1	1.0

(1)
The ratio of earnings to fixed charges is calculated by dividing income from continuing operations before income taxes plus fixed charges by fixed charges. Fixed charges consist of interest expense, including amortization of deferred financing costs, and that portion of rental expense deemed to be representative of the interest component of rental expense.

USE OF PROCEEDS

        The net proceeds to us from the sale of the debt securities offered hereby will be used by us as set forth in a prospectus supplement relating to such debt securities. Except as otherwise specified in the prospectus supplement relating to a series of debt securities, the net proceeds from any offering will be used for general corporate purposes, which may include:

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  debt reduction under our credit facilities or otherwise;

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  possible acquisitions;

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  business expansion;

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  stock repurchases; and

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  other purposes as mentioned in any prospectus supplement.

        Pending such use, we may temporarily invest the net proceeds or apply them to repay short-term debt. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds.

DESCRIPTION OF SECURITIES WE MAY OFFER

        The following description sets forth general terms that may apply to the debt securities. The particular terms of any securities will be described in the prospectus supplement relating to those securities. The following is a summary of the most important provisions of the indenture under which the securities may be issued and, therefore, is not complete and is qualified in its entirety by reference to the indenture, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. Please note that in this section, references to "Tenet," "we," "our" and "us" refer only to Tenet Healthcare Corporation and not its consolidated subsidiaries.

General

        We may issue debt securities from time to time pursuant to an indenture, dated as of November 6, 2001, as supplemented from time to time, between us and The Bank of New York, as trustee. The terms of the securities include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act. The securities are subject to all such terms, and you should refer to the indenture and the Trust Indenture Act for a statement thereof.

        The indenture does not limit the aggregate principal amount of securities that may be issued thereunder. We are permitted under the terms of the indenture to issue securities under the indenture constituting one or more separate series.

        The securities will be limited to an aggregate initial offering price of $2,000,000,000. The securities will be issued in fully registered form, in denominations of $1,000 and integral multiples thereof, registered in the name of Cede & Co., a nominee of DTC. See "—Global Securities" below. The paying agent, registrar and transfer agent for the securities will be the corporate trust department of the trustee, The Bank of New York, in New York, New York. Payment of principal will be made at maturity in immediately payable funds against surrender to the trustee.

        The prospectus supplement relating to any particular series of securities being offered will describe the particular amounts, prices and terms of those securities. These terms will include:

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  the title and type of securities;

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  the total principal amount;

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  the offering price;

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  the interest rate or rates, the interest payment dates and the regular record dates, if any;

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  the maturity date;

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  the ranking in right of payment of the securities, whether senior or subordinated;

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  any optional redemption provisions;

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  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the securities;

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  any changes to or additional events of default or covenants;

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  special tax implications of the securities, if applicable; and

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  any other specific terms of the securities.

        Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount below their stated principal amount. Special federal income tax, accounting and other considerations, if any, applicable thereto will be described in the prospectus supplement relating thereto. The term original issue discount security means any security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity due to the occurrence and continuance of an event of default.

Consolidation, Merger and Sale of Assets

        The indenture provides that we may not consolidate with, or sell, convey or lease all or substantially all of our properties and assets to, or merge with or into, any other person, unless:

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  we are the surviving corporation or the successor is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes the due and punctual payment of the principal of and interest on all the securities and the due and punctual performance and observation of our covenants and obligations under the indenture; and

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  immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both would become an event of default has occurred and is continuing under the indenture.

Events of Default

        Under the indenture, each of the following constitutes an event of default with respect to the securities of a series:

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  failure to pay the principal of or premium, if any, on the securities of that series at maturity or otherwise;

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  failure to pay any interest on the securities of that series when due, continued for 30 days;

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  failure to perform, or the breach of, any of our covenants or warranties in the indenture or the securities of that series, continued for 90 days after written notice; or

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  events of bankruptcy, insolvency or reorganization with respect to us.

        In addition to the events of default set forth above, an event of default will be deemed to have occurred with respect to the securities of a series in the event of a failure to pay at maturity or the acceleration of our indebtedness having an aggregate principal amount in excess of the greater of $25 million or 5% of our consolidated net tangible assets under the terms of the instrument under which that indebtedness is issued or secured if that indebtedness is not discharged or the acceleration is not annulled within 10 days after written notice.

        If any event of default with respect to the securities of a series occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the securities of that series then outstanding, by written notice to us and to the trustee, may declare the principal amount of the securities of that series to be due and payable immediately. Notwithstanding the foregoing, in the case of an event of default arising from certain events of bankruptcy, insolvency or reorganization, all outstanding securities will automatically and without any action by the trustee or any holder become immediately due and payable. After any such acceleration, but before a judgment or decree based on such acceleration, the holders of a majority in aggregate principal amount of the securities of that series then outstanding may, under certain circumstances, rescind and annul such acceleration with respect to that series if all events of default, other than the non-payment of accelerated principal of or interest on the securities, have been cured or waived as provided in the indenture.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the securities of any series then outstanding will have the right to direct the time, method and place of conducting any proceedings for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the securities of that series.

        No holder of a security will have any right to institute any proceeding with respect to the indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless:

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  such holder has previously given the trustee written notice of a continuing event of default with respect to the securities;

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  the holders of at least 25% in aggregate principal amount of the securities of that series then outstanding have made written request, and such holder or holders have offered reasonable indemnity, to the trustee to institute such proceedings as trustee; and

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  the trustee has failed to institute such proceeding and the trustee has not received from the holders of a majority in aggregate principal amount of the securities of that series then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

        Such limitations, however, do not apply to a suit instituted by a holder of a security for the enforcement of payment of the principal of or interest on such security on or after its due date.

Defeasance and Covenant Defeasance

        Defeasance and Discharge.    The indenture provides that the terms of any series of securities may provide us with the option to be discharged from all our obligations with respect to the securities of that series (except for certain obligations to exchange or register the transfer of securities, to replace stolen, lost or mutilated securities, to maintain paying agencies and to hold moneys for payment in trust), subject to the conditions precedent below.

        Defeasance of Certain Covenants.    The indenture provides that the terms of any series of securities may provide us with the option to omit to comply with certain restrictive covenants, including those described under "—Consolidation, Merger and Sale of Assets" above or described in the applicable prospectus supplement, and the occurrence of certain events of default will be deemed not to be or result in an event of default, in each case with respect to such securities, subject to the conditions precedent below.

        In each case, the defeasance provision will be subject to our depositing in trust for the benefit of the holders of the securities of a series to be defeased money or U.S. government obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such securities on the stated maturity in accordance with the terms of the indenture and such securities. We will also be required, among other things, to deliver to the trustee an opinion of counsel to the effect that holders of such securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

        In the event we exercised this option with respect to any securities and such securities were declared due and payable because of the occurrence of any event of default, the amount of money and U.S. government obligations so deposited in trust would be sufficient to pay amounts due on such securities at the time of their respective stated maturities but may not be sufficient to pay amounts due on such securities upon any acceleration resulting from such event of default. In such case, we would remain liable for such payments.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture or the securities of any series may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the securities of that series then outstanding (including consents obtained in connection with a tender offer or exchange offer for such securities), and any existing default or compliance with certain restrictive provisions of the indenture may be waived with the consent of the holders of a majority in principal amount of the then outstanding securities of that series (including consents obtained in connection with a tender offer or exchange offer for such securities).

        Without the consent of each holder affected, an amendment or waiver may not (with respect to any securities held by a non-consenting holder):

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  reduce the principal or change the fixed maturity of any security;

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  reduce the rate or change the time for payment of interest on any security;

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  waive a default or event of default in the payment of principal of or premium, if any, or interest on the securities (except a rescission of acceleration of the applicable securities by the holders of at least a majority in aggregate principal amount thereof and a waiver of the payment default that resulted from such acceleration);

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  change the place of payment of any security or make any security payable in money other than that stated in the security;

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  impair the right to institute suit for the enforcement of any payment on or with respect to any security;

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  make any change in the provisions of the indenture relating to waivers of past defaults or the rights of holders of the securities of that series to receive payments of principal of or premium, if any, or interest on such securities;

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  reduce the principal amount of the securities of that series whose holders must consent to an amendment, supplement or waiver; or

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  make any change in the foregoing amendment and waiver provisions, except to increase the required percentage or to provide that other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding security.

        Notwithstanding the foregoing, without the consent of any holder of securities, we, together with the trustee, may amend or supplement the indenture to:

  •
  cure any ambiguity, defect or inconsistency, provided that such action does not adversely affect the holders in any material respect;

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  provide for uncertificated securities in addition to or in place of certificated securities;

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  evidence the assumption of our obligations to holders of securities in the case of a merger, consolidation or sale of assets pursuant to the covenant described under the caption "—Consolidation, Merger and Sale of Assets";

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  add covenants for the benefit of the holders of the securities of any series or to surrender any right or power conferred upon us;

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  make any change that does not adversely affect the legal rights under the indenture of any such holder in any material respect;

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  add any additional events of default for the benefit of the holders of the securities of any series;

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  secure the securities of any securities;

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  establish the form or terms of other series of debt securities as permitted under the indenture;

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  comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

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  appoint a successor trustee.

        Securities of any one series need not have been issued at the same time and, unless otherwise provided, a series of securities may be reopened without the consent of the holders, for issuances of additional securities of such series.

        Except in certain limited circumstances, we will be entitled to set any day as a record date for the purpose of determining the holders of securities of a series entitled to give or take any direction, notice, consent, waiver or other action or to vote on any action under the indenture, in the manner and subject to the limitations provided in the indenture. In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If a record date is set for any action to be taken by holders, such action may be taken only by persons who are holders of outstanding securities on the record date. To be effective, the action must be taken by holders of the requisite principal amount of securities of a series within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by us (or the trustee, if it set the record date), and may be shortened or lengthened from time to time, but not beyond 180 days.

The Trustee

        The Bank of New York is the trustee under the indenture. The corporate trust office of the trustee is located in New York, New York.

        We maintain banking and borrowing relations with The Bank of New York, including our credit facilities, under which The Bank of New York is a documentation agent and a lending bank. The Bank of New York also serves as escrow agent under an escrow agreement to which we are party. In addition, The Bank of New York is the trustee under other indentures pursuant to which we have issued debt. Pursuant to the Trust Indenture Act, should a default occur with respect to the securities of any series, the trustee would be required to eliminate any conflicting interest as defined in the Trust Indenture Act or resign as trustee with respect to the securities of that series within 90 days of such default unless such default were cured, duly waived or otherwise eliminated.

        The trustee may resign at any time or may be removed by us. If the trustee resigns, is removed or becomes incapable of acting as trustee or if a vacancy occurs in the office of the trustee for any cause, a successor trustee shall be appointed in accordance with the provisions of the indenture. The indenture provides that in case an event of default occurs (and is not cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of securities, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Global Securities

        Any particular securities will be issued in the form of registered securities in book-entry form, referred to as global securities. The securities will be represented by global securities in fully registered form without coupons. Each such global security will be registered in the name of a nominee of DTC, as depositary, and will be deposited with DTC or a nominee thereof or custodian therefor. Interest in each such global security will not be exchangeable for certificated securities in definitive, fully registered form, except in the limited circumstances described below. We will be entitled, along with the trustee and any other agent, to treat DTC or its nominee, as the case may be, as the sole owner and holder of the global securities for all purposes.

        So long as DTC or its nominee or a common depositary is the registered holder of a global security, DTC or such nominee or common depositary, as the case may be, will be considered the sole owner and holder of such global security, and of the securities represented thereby, for all purposes under the indenture and the securities, and the beneficial owners of securities will be entitled only to those rights and benefits afforded to them in accordance with DTC's regular operating procedures. Upon specified written instructions of a DTC participant, DTC will have its nominee assist its participants in the exercise of certain holders' rights, such as a demand for acceleration or an instruction to the trustee. Except as provided below, owners of beneficial interests in a global security will not be entitled to have securities represented by a global security registered in their names, will not receive or be entitled to receive physical delivery of securities in certificated form and will not be considered the registered holders thereof under the indenture.

        Ownership of beneficial interests in a global security will be limited to DTC participants or persons who hold interests through DTC participants. Upon the issuance of a global security, DTC or its custodian will credit on its internal system the respective principal amount of the individual beneficial interest represented by such global security to the accounts of its participants. Such accounts initially will be designated by or on behalf of the initial purchasers. Ownership of beneficial interests in a global security will be shown on, and the transfer of those ownership interests will be effected through, records maintained by DTC or its nominee (with respect to interests of participants) or by any such participant (with respect to interests of persons held by such participants on their behalf). Payments, transfers, exchanges and other matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by DTC from time to time. Neither we, the trustee, nor any of our agents nor the trustee's agents will have any responsibility or liability for any aspect of DTC's or any DTC participant's records relating to, or for payments made on account of, beneficial interest in any global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds certificates that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for the physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Interests in a global security will be exchanged for securities in certificated form if:

  •
  DTC notifies us that it is unwilling or unable to continue as a depositary for such global security or has ceased to be qualified to act as such or if at any time such depositary ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days;

  •
  an event of default under the indenture with respect to the securities of a series has occurred and is continuing; or

  •
  we, in our sole discretion, determine at any time that the securities of a series will no longer be represented by a global security.

        Upon the occurrence of such an event, owners of beneficial interests in such global security will receive physical delivery of securities in certificated form. All certificated securities issued in exchange for an interest in a global security or any portion thereof will be registered in such names as DTC directs. Such securities will be issued in minimum denominations of $1,000 and integral multiples thereof and will be in registered form only, without coupons.

        No beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those under the indenture and the securities.

        Investors may hold their interest in a global security directly through DTC if they are participants or indirectly through organizations that are DTC participants. Accordingly, although owners who hold securities through DTC participants will not possess securities in definitive form, the participants provide a mechanism by which holders of securities will receive payments and will be able to transfer their interests.

        Settlement for the securities will be made by the initial purchasers in immediately available funds. We will make all payments of principal and interest on the securities in immediately available funds so long as the securities are maintained in the form of global securities.

Governing Law

        The indenture and the securities representing each series will provide that they shall be governed by, and interpreted in accordance with, the internal laws of the State of New York.

PLAN OF DISTRIBUTION

        We may sell the securities to or through one or more underwriters or dealers and also may sell the securities to other investors directly or through agents.

        The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices.

        In connection with the sale of the securities, underwriters may receive compensation from us or from purchasers of the securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters as that term is defined under the Securities Act of 1933, or the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any underwriter or agent will be identified, and any compensation received from us will be described, in the applicable prospectus supplement.

        Under agreements that we may enter into, underwriters and agents who participate in the distribution of the securities may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act.

        The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, us and our subsidiaries in the ordinary course of business.

        Each series of securities will be a new issue, and there will be no established trading market for any debt security prior to its original issue date. We may not list any particular series of securities on a securities exchange or quotation system. Any underwriters to whom we sell securities for public offering may make a market in those debt securities. However, none of the underwriters that make a market are obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for any of the securities.

        Unless otherwise indicated in the applicable prospectus supplement, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

VALIDITY OF THE SECURITIES

        The validity of the securities offered by this prospectus has been passed upon for us by Sullivan & Cromwell, Los Angeles, California, and, with respect to matters of Nevada law, by Woodburn and Wedge, Reno, Nevada. The opinions of Sullivan & Cromwell and Woodburn and Wedge were based on certain assumptions about future actions required to be taken by us and the trustee in connection with the issuance and sale of each security, about the specific terms of each security and about other matters that may affect the validity of the securities but which could not be ascertained on the date of such opinions.

        In connection with particular offerings of the securities in the future, the validity of those securities may be passed upon for us by Sullivan & Cromwell, Christi R. Sulzbach, Esq., our Executive Vice President and General Counsel, or such other attorney as may be specified in a prospectus supplement. Any underwriters will be advised about issues relating to any offering by their own legal counsel.

        As of August 31, 2001, Ms. Sulzbach owned 7,998 shares of our common stock and had outstanding options to purchase 205,001 shares of our common stock pursuant to our benefit plans.

EXPERTS

        Our consolidated financial statements and the related financial statement schedule as of May 31, 2000 and 2001, and for each of the years in the three-year period ended May 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG LLP refer to a change in the method of accounting for start-up costs in fiscal 2000.

$600,000,000

Tenet Healthcare Corporation

6 1/2% Senior Notes due 2012

PROSPECTUS SUPPLEMENT

March 4, 2002

Credit Suisse First Boston

Salomon Smith Barney

Banc of America Securities LLC

Fleet Securities, Inc.
JPMorgan
Merrill Lynch & Co.
Mizuho International plc
Morgan Stanley
PNC Capital Markets, Inc.
Scotia Capital
SunTrust Robinson Humphrey
UBS Warburg
Wachovia Securities

QuickLinks

TABLE OF CONTENTS Prospectus Supplement
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF NOTES
UNDERWRITING
VALIDITY OF THE NOTES
NOTICE TO CANADIAN RESIDENTS
AVAILABLE INFORMATION
INCORPORATION BY REFERENCE
TENET HEALTHCARE CORPORATION
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
DESCRIPTION OF SECURITIES WE MAY OFFER
  General
  Consolidation, Merger and Sale of Assets
  Events of Default
  Defeasance and Covenant Defeasance
  Amendment, Supplement and Waiver
  The Trustee
  Global Securities
  Governing Law
PLAN OF DISTRIBUTION
VALIDITY OF THE SECURITIES
EXPERTS